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                                                                   EXHIBIT 23.01

August 5, 2003

Flextronics International Ltd.
36 Robinson Road #18-01
City House
Singapore, 068877

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Flextronics International Ltd. and subsidiaries for the three-month periods ended June 30, 2003 and 2002, as indicated in our reports dated July 23, 2003 (August 5, 2003 as to Note J) and July 19, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and June 30, 2002, are incorporated by reference in Registration Statements on Form S-8 Nos. 333-42255, 333-71049, 333-95189, 333-34016, 333-34698, 333-46166, 333-55528,
333-55850, 333-57680, 333-60270, 333-69452 and 333-75526 and on Form S-3 Nos.
333-87139, 333-87601, 333-94941, 333-41646, 333-46200, 333-46770, 333-55530,
333-56230, 333-60968, 333-68238, 333-70492 and 333-101327.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

San Jose, California